Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123612

Prospectus Supplement

To Prospectus Dated April 8, 2005

CAMDEN PROPERTY TRUST

1,692,070.984 Common Shares of Beneficial Interest

This prospectus supplement updates the prospectus of Camden Property Trust, dated April 8, 2005, relating to the potential sale from time to time of up to 1,692,070.984 common shares of beneficial interest by the selling shareholders identified in this prospectus supplement.

The following table sets forth the number of units held by the selling shareholders as of February 1, 2012, and the maximum number of common shares that may be sold by the selling shareholders. The amounts set forth below are based on information provided to us by the selling shareholders, or on our records, and are accurate to the best of our knowledge. Since April 8, 2005, 564,570.232 units have been exchanged. Each unit may be exchanged for one common share, subject to adjustment. In lieu of issuing common shares upon the exchange of the units, we may, at our option, issue cash in an amount equal to the market value of an equivalent number of common shares.

Selling Shareholder	Number of Units Held	Maximum Number of Common Shares to be Sold
Bissell Ballantyne, LLC	30,331.563	30,331.563
Eugene E. Brucker	1,070.589	1,070.589
T. Carl Dedmon	1,900.445	1,900.445
Robert W. Donaldson, Jr.	2,016.799	2,016.799
B. D. Farmer, III	2,563.127	2,563.127
John G. Golding	3,191.036	3,191.036
Frances J. Intagliata	1,070.589	1,070.589
Donald H. Jones	3,191.036	3,191.036
Keith H. Kuhlman Revocable Trust of 1992(1)	100,000.000	100,000.000
Duncan A. Killen	2,141.177	2,141.177
Richard E. Killough	3,191.036	3,191.036
Roger M. Lewis	1,682.449	1,682.449
Michael G. Malone	1,634.972	1,634.972
William B. McGuire, Jr.	414,803.303	414,803.303
Mark L. Messerly	1,899.777	1,899.777
Roy H. Michaux, Jr.	807.121	807.121
Jack R. Miller	1,900.445	1,900.445
John C. Moore Living Trust	4,147.946	4,147.946
Kenneth M. Murphy	2,141.177	2,141.177
Randy J. Pace	5,509.419	5,509.419
Bailey Patrick, Jr.	1,613.573	1,613.573
William F. Paulsen(2)	388,575.292	388,575.292
Roberta K. Symonds Trust	2,141.177	2,141.177
Nick Tacony	2,141.177	2,141.177
David F. Tufaro(3)	138,011.656	138,011.656
W.A. & C. D. Frank Living Trust	2,141.177	2,141.177
Owen H. Whitfield Trust	3,191.036	3,191.036
Gerald S. Workman	2,016.799	2,016.799
Stephen C. Wylie	879.341	879.341
Bernard A. Zimmer Revocable Trust	1,595.518	1,595.518

Total	1,127,500.752	1,127,500.752

(1)

Pursuant to a Merrill Lynch Loan Management Account Agreement (the “Merrill Loan Agreement”) among such holder, Merrill Lynch Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated, all of the common shares that may be sold by such holder under this prospectus have been pledged by such holder to Merrill Lynch Bank USA as security for a loan or other extension of credit to such holder. Upon a default under the Merrill Loan Agreement with such holder, Merrill Lynch Bank USA or its parent, Merrill Lynch & Co. Inc., or any subsidiary thereof, may be a selling shareholder hereunder and may sell the applicable common shares offered by this prospectus.

(2)

Pursuant to a Credit Agreement (the “Wells Credit Agreement”) between such holder and Wells Fargo Bank, National Association (“Wells Fargo”), all of the common shares that may be sold by such holder under this prospectus have been pledged by such holder to Wells Fargo as security for a loan or other extension of credit to such holder. Upon a default under the Wells Credit Agreement with such holder, Wells Fargo, or any affiliate thereof, may be a selling shareholder hereunder and may sell the applicable common shares offered by this prospectus.

(3)

Pursuant to a Pledge Agreement and other documentation between such holder and Bank of America, N.A. (collectively, the “BoA Agreements”), all of the common shares that may be sold by such holder under this prospectus have been pledged by such holder to Bank of America, N.A. as security for a loan or other extension of credit to such holder. Upon a default under any of the BoA Agreements, Bank of America, N.A., and/or one or more of its affiliates, may be a selling shareholder hereunder and may sell the applicable common shares offered by this prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated April 8, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is February 3, 2012

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